Exhibit 99.2

Important Notice Regarding the Availability of Materials

KIMBALL INTERNATIONAL, INC.
You are receiving this communication because you hold securities in Kimball International, Inc. Kimball International, Inc. has released informational materials regarding its spin-off of its wholly owned subsidiary, Kimball Electronics, Inc., that are now available for your review (“Spin-off Materials”). This notice provides instructions on how to access those Spin-Off Materials for informational purposes only. It is not a form for voting and presents only an overview of the Spin-Off Materials, which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access and review closely the Spin-Off Materials.
To effect the spin-off, Kimball International, Inc. will distribute all of the common shares of Kimball Electronics, Inc. on a pro rata basis to the holders of Kimball International, Inc. common stock. Immediately following the distribution, which will be effective as of 5:00 p.m., New York City time, on October 31, 2014, Kimball Electronics, Inc. will be an independent, publicly traded company. Kimball International, Inc. is not soliciting proxy or consent authority from Share Owners in connection with the spin-off.
The Spin-off Materials consist of the Information Statement that Kimball Electronics, Inc. has prepared in connection with the spin-off. You may view the materials online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side). Please make your request for a paper copy on or before October 17, 2014 to facilitate timely delivery.

KIMBALL INTERNATIONAL, INC. ATTN: JIM KRODEL 1600 ROYAL STREET JASPER, IN 47549

See the reverse side for instructions on how to access materials.

—  How to Access the Materials  —

Materials Available to VIEW or RECEIVE:
INFORMATION STATEMENT
How to View Online:
Have the information that is printed in the box marked by the arrow èXXXX XXXX XXXX (located on the following page) and visit: www.materialnotice.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:	www.materialnotice.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@materialnotice.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow èXXXX XXXX XXXX (located on the following page) in the subject line.
Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

THIS NOTICE WILL ENABLE YOU TO ACCESS
MATERIALS FOR INFORMATIONAL PURPOSES ONLY

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